Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON DELIVERS SOLID GROWTH IN 2006 SECOND QUARTER

Strong Sales of $13.2 Million Increase 14 Percent over Prior-Year Period,

12 Percent Sequentially

ST. PAUL, Minn. — July 26, 2006 — IntriCon Corporation (AMEX: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature medical and electronic products, today announced financial results for its second quarter ended June 30, 2006.

For the second quarter, the company reported sales of $13.2 million, up 14 percent from sales of $11.6 million for the 2005 second quarter. Sales also rose 12 percent sequentially from $11.8 million in the 2006 first quarter. IntriCon delivered second-quarter 2006 net income of $422,000, or $0.08 per share, versus net income of $317,000, or $0.06 per share, for the year-ago period, which included a loss from discontinued operations of $356,000, or $0.07 per share. The 2006 second quarter net income includes stock option expense of $49,000, or $0.01 per share, due to the 2006 adoption of FAS 123(R).

“We continue to build on the double-digit sales strength IntriCon has delivered over the past year,” said Mark S. Gorder, president and chief executive officer of IntriCon. “Fueling top-line growth are our strong medical and hearing-health businesses. Medical benefited from more sales to existing customers, and the success of new digital signal processing products drove hearing health. Year over year, our hearing health business is up 15 percent for the six-month period.”

For the six-month period, IntriCon reported sales of $25.0 million and net income of $281,000, or $.05 per share. This compares to 2005 six-month sales of $21.4 million and net income of $527,000, or $.10 per share. C urrent-year net income includes $93,000, or $0.02 per share, in stock option expense.

On a continuing operations only basis, IntriCon recorded 2006 second-quarter net income of $448,000, or $0.08 per share, compared to net income from continuing operations of $673,000, or $0.13 per share, for the prior-year period. For the 2006 six-month period, the company reported net income from continuing operations of $309,000, or $0.06 per share, versus $420,000, or $0.08 per share, for the 2005 six months. Lower profits in both the 2006 second-quarter and six-month period primarily stem from a lower-margin product mix and increased spending on strategic research and development opportunities.

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IntriCon Corporation 2006 Second-Quarter Results

July 26, 2006

Business Update

As previously disclosed, IntriCon successfully completed a sale-leaseback of its Vadnais Heights, Minn., manufacturing facility during the 2006 second quarter. The transaction generated net proceeds of $2.6 million, of which $1.5 million was used to repay the associated real estate loan and the remainder to pay down the company’s domestic revolver. The gain on the sale will be recognized over the 10-year lease term.

In addition, the company recently named Scott Longval its new chief financial officer, treasurer and secretary. Longval, who was serving as IntriCon’s corporate controller, previously held financial planning and analysis, and accounting positions with medical-device manufacturer Accellent, Inc. (formerly MedSource Technologies), ADC Telecommunications and Arthur Andersen LLP.

Growth Strategy

During the second quarter IntriCon’s medical business grew more than 19 percent from the prior year, and hearing health increased approximately 12 percent. Additionally, with the company’s acquisition of Amecon in late 2005, electronics grew 34 percent from a year ago.

Concluded Gorder, “We’re very encouraged by the success we’re seeing in our medical business. While project timing in this market can have an impact sequentially, we continue to expect positive long-term growth. Moreover, we believe expansion in our other markets will come from our continuing focus on core product lines, as well as new product introductions. Increasingly, we’re realizing success by further increasing our business with existing customers—they already know and benefit from our capabilities.”

About IntriCon Corporation

Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature medical and electronic products. The company is focused on four key markets: medical, hearing health, professional audio and communications, and electronics. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the American Stock Exchange. For more information about IntriCon, visit www.intricon.com.

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IntriCon 2006 Second-Quarter Results

July 26, 2006

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology such as “may”, “will”, “believe”, “expect”, “should”, “optimistic” or “continue” or the negative thereof or other variations thereon are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934 as amended. These forward-looking statements include, without limitation, statements concerning future growth, future financial condition and performance, prospects, and the positioning of the company to compete in chosen markets. These forward-looking statements are affected by known and unknown risks, uncertainties and other factors that are beyond the company’s control, and may cause the company’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and factors include, without limitation, the risk that the company may not be able to achieve its long-term strategy, weakening demand for products of the company due to general economic conditions, possible non-performance of developing technological products, the volume and timing of orders received by the company, changes in the mix of products sold, competitive pricing pressures, availability of electronic components for the company’s products, ability to create and market products in a timely manner, competition by competitors with more resources than the company, foreign currency risks arising from the company’s foreign operations and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2005. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts
At IntriCon: Scott Longval, CFO 651-604-9526 slongval@intricon.com	At Padilla Speer Beardsley: Marian Briggs/Matt Sullivan 612-455-1700 mbriggs@psbpr.com / msullivan@psbpr.com

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IntriCon 2006 Second-Quarter Results

July 26, 2006

IntriCon Corporation

Consolidated Condensed Statements of Operations

(Unaudited)

	Three Months Ended
	June 30, 2006	June 30, 2005

Sales, net	$13,208,492	$11,601,372

Costs of sales	9,689,188	8,190,267

Gross profit	3,519,304	3,411,105

Operating expenses:
Selling expense	869,111	884,615
General and administrative expense (a)	1,321,397	1,284,518
Research and development expense	611,838	358,819
Total operating expenses	2,802,346	2,527,952

Operating income	716,958	883,153

Interest expense	(144,649)	(107,622)
Interest income	17,747	19,538
Other (expense) income, net	(28,758)	70,882

Income from continuing operations before Income taxes	561,298	865,951
Income taxes expense	112,931	192,595

Income from continuing operations	448,367	673,356

Loss from discontinued operations, net of income taxes	(25,876)	(356,415)

Net income	$422,491	$316,941

Net earnings (loss) per share:
Basic:
Continuing operations	$.09	$.13
Discontinued operations	(.01)	(.07)
	$.08	$.06

Diluted:
Continuing operations	$.08	$.13
Discontinued operations	(.00)	(.07)
	$.08	$.06

Average shares outstanding:
Basic	5,155,425	5,129,214
Diluted	5,462,396	5,129,214

(a)	General and administrative expense for the three-month period ended June 30, 2006, includes $49,085 of non-cash stock option expense related to the adoption of FAS 123(R).

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IntriCon 2006 Second-Quarter Results

July 26, 2006

IntriCon Corporation

Consolidated Condensed Statements of Operations

(Unaudited)

	Six Months Ended
	June 30, 2006	June 30, 2005

Sales, net	$25,044,626	$21,387,546

Costs of sales	18,758,911	15,594,065

Gross profit	6,285,715	5,793,481

Operating expenses:
Selling expense	1,771,532	1,688,214
General and administrative expense (a)	2,626,806	2,536,933
Research and development expense	1,180,821	765,754
Total operating expenses	5,579,159	4,990,901

Operating income	706,556	802,580

Interest expense	(301,176)	(219,665)
Interest income	39,640	18,582
Other (expense) income, net	(60,944)	106,754

Income from continuing operations before Income taxes	384,076	708,251
Income taxes expense	75,018	288,421

Income from continuing operations	309,058	419,830

Income (loss) from discontinued operations, net of income taxes	(27,975)	107,341

Net income	$281,083	$527,171

Net earnings (loss) per share:
Basic:
Continuing operations	$.06	$.08
Discontinued operations	(.01)	.02
	$.05	$.10

Diluted:
Continuing operations	$.06	$.08
Discontinued operations	(.01)	.02
	$.05	$.10

Average shares outstanding:
Basic	5,152,914	5,129,214
Diluted	5,439,651	5,129,214

(a)	General and administrative expense for the six-month period ended June 30, 2006, includes $93,346 of non-cash stock option expense related to the adoption of FAS 123(R).

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IntriCon 2006 Second-Quarter Results

July 26, 2006

IntriCon Corporation

Consolidated Condensed Balance Sheets

(Unaudited)

Assets
	June 30, 2006	December 31, 2005
	(unaudited)
Current assets

Cash	$880,432	$1,109,402

Restricted cash	60,158	60,158

Accounts receivable, less allowance for doubtful accounts of $260,000 in 2006 and $370,000 in 2005	7,492,215	6,925,357

Inventories	7,453,689	6,950,243

Refundable income taxes	60,405	77,143

Other current assets	404,218	454,053

Total current assets	16,351,117	15,576,356

Property, plant and equipment
Land	—	170,500
Buildings	—	1,732,914
Machinery and equipment	27,816,612	26,423,956
	27,816,612	28,327,370
Less: accumulated depreciation	21,788,851	21,455,955

Net property, plant and equipment	6,027,761	6,871,415

Note receivable from sale of discontinued operations, less allowance of $296,000	453,923	503,923

Goodwill	5,867,239	5,754,219

Other assets, net	668,843	929,474

	$29,368,883	$29,635,387

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IntriCon 2006 Second-Quarter Results

July 26, 2006

Liabilities and Shareholders’ Equity	June 30, 2006	December 31, 2005
	(unaudited)
Current liabilities

Checks written in excess of cash	$571,036	$397,999

Current maturities of long-term debt	738,636	888,531

Accounts payable	3,720,926	3,136,555

Income taxes payable	236,759	298,914

Deferred gain on building sale	118,036	—

Other accrued liabilities	3,108,648	2,669,684

Total current liabilities	8,494,041	7,391,683

Long term debt, less current maturities	2,440,039	5,319,181

Other post-retirement benefit obligations	1,414,480	1,516,939

Note payable, net of current portion	769,081	646,530

Deferred income taxes	42,725	37,725

Accrued pension liability	647,992	633,818

Deferred gain on building sale	1,062,324	—

Total Non-Current Liabilities	6,376,641	8,154,193

Total liabilities	14,870,682	15,545,876

Commitments and contingencies
Shareholders’ equity

Common shares, $1 par; 10,000,000 shares authorized;
5,672,068 and 5,665,568 shares issued; 5,156,314 and 5,149,814 outstanding	5,672,068	5,665,568

Additional paid-in capital	12,160,361	12,053,590

Accumulated deficit	(1,870,934)	(2,152,017)

Accumulated other comprehensive loss	(198,216)	(212,552)

Less: 515,754 common shares held in treasury, at cost	(1,265,078)	(1,265,078)
Total shareholders’ equity	14,498,201	14,089,511

	$29,368,883	$29,635,387

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